Exhibit 3.1(II)

CERTIFICATE OF INCORPORATION

OF

LOGICALSOLUTIONS.NET, INC.

Under Section 402 of the Business Corporation Law

of the State of New York

The undersigned, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of the State of New York, certifies:

1.                                       The name of the Corporation shall be LogicalSolutions.net, Inc.

2.                                       The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law; provided, however, that the Corporation is not formed to engage in any act or activity requiring the consent or approval first being obtained.

3.                                       The office of the Corporation is to be located in the City of Rochester, County of Monroe, State of New York.

4.                                       The aggregate number of shares which the Corporation shall have authority to issue is TWENTY MILLION (20,000,000) SHARES, all of which are to be one of class of common shares with a par value of one cent.

5.                                       The Secretary of the State is designated as agent of the Corporation upon whom process against it may be served.  The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is: Chamberlain, D’Amanda, Oppenheimer & Greenfield, Attn: Carol S. Maue, Esq., 1600 Crossroads Building, Two State Street, Rochester, New York 14614.

6.                                       No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of his or her duties in such capacity unless a Judgment or other final adjudication adverse to that director establishes that his or her act of omission was committed prior to the filing of this Certificate or committed in bad faith or involved intentional misconduct or a knowing violation of law, or that he or she personally gained in fact a financial or other advantage to which he or she is not legally entitled, or that his or her acts violated Section 719 of the Business Corporation Law.

7.                                       The Corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law of the State of New York as the same may be amended or supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities or other matters inferred to or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-law, resolution or shareholders, resolution or directors, agreement or otherwise, as permitted by said Article.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on the 21st day of December, 1999 and affirms the statements contained herein as true under the penalties of perjury.

/s/ Carol S. Maue
Carol S. Maue, Sole Incorporator
Chamberlain, D’Amanda, Oppenheimer & Greenfield
1600 Crossroads Building
Rochester, New York 14614
(716) 232-3730